FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACTS:
Geoff Grande
Financial Dynamics
(617) 747-1721

SKILLSOFT REPORTS FIRST QUARTER FISCAL 2010 RESULTS

•	FIRST QUARTER REVENUE OF $76.4 MILLION AND NET INCOME OF $18.8 MILLION

•	FIRST QUARTER DILUTED EPS OF $0.19

•	FIRST QUARTER ADJUSTED EBITDA OF $32.7 MILLION

•	REDUCED DEBT BY $18.3 MILLION IN THE FIRST QUARTER AND REPURCHASED 1.3 MILLION SHARES FOR $9.4 MILLION

•	CASH, RESTRICTED CASH AND INVESTMENTS OF $81.2 MILLION

NASHUA, NH, May 21, 2009 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its first fiscal quarter of fiscal 2010.

FISCAL 2010 FIRST QUARTER RESULTS

The Company reported total revenue of $76.4 million for its first quarter ended April 30, 2009 of its fiscal year ending January 31, 2010 (fiscal 2010), which represented a 6% decrease over the $81.6 million reported in its first quarter of the fiscal year ended January 31, 2009 (fiscal 2009).  Revenue for the first quarter was negatively impacted by approximately $5.2 million due to the change in foreign exchange rates during the first quarter as compared to the foreign exchange rates during the first quarter of fiscal 2009.  The Company’s total deferred revenue at April 30, 2009 was approximately $174.0 million as compared to approximately $185.6 million at April 30, 2008.  The 6% or approximately $11.6 million decrease in deferred revenue is due to the change in foreign exchange rates at April 30, 2009 as compared to foreign exchanges rates at April 30, 2008.

On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $18.8 million, or $0.19 per basic and diluted share, for the first quarter of fiscal 2010 as compared to net income of $7.1 million, or $0.07 per basic and $0.06 per diluted share, for the first quarter of fiscal 2009.

“We are pleased that our fiscal 2010 first quarter results came in ahead of the EPS range we forecasted in March 2009 for this period.  Our positive start in the first quarter of fiscal 2010 reflects our focus on EPS, cash flow and adjusted EBITDA targets during these challenging economic times,” said Chuck Moran, President and Chief Executive Officer.  “For fiscal 2010, in response to the cautious customer spending environment, we are moving forward with our plan to add sales resources by hiring more than twenty field sales people and at least five additional tele-sales people.  These additional resources will increase our cost structure in subsequent quarters as compared to the first quarter due to the fact that our hiring is not yet completed and a full quarter cost impact was not recognized in the first quarter.” commented Moran.

Gross margin increased to 90% for the Company’s fiscal 2010 first quarter as compared to 87% for the fiscal 2009 first quarter.  The increase in gross margin for the fiscal 2010 first quarter includes a reduction in amortization of intangible assets related to acquired technology and capitalized software development costs of 2% of revenue, or $1.7 million.

Research and development expenses decreased to $9.0 million in the fiscal 2010 first quarter from $13.5 million in the fiscal 2009 first quarter.  This decrease was primarily due to reductions in research and development personnel, outside service contractors and outsource partners.  Research and development expenses were 12% of revenue for the fiscal 2010 first quarter as compared to 17% for the fiscal 2009 first quarter.

Sales and marketing expenses decreased to $22.4 million in the fiscal 2010 first quarter from $29.7 million in the fiscal 2009 first quarter.  This decrease was primarily due to reductions in commission expense, non field sales personnel and demand generation marketing expenses.  A further decrease is due to a major customer event held in the prior year’s first quarter that will be a second quarter event in fiscal 2010.  Sales and marketing expenses were further reduced by the change in foreign exchange rates during the first fiscal quarter of fiscal 2010 as compared to the first fiscal quarter of fiscal 2009 by approximately $1.7 million.  Sales and marketing expenses were 29% of revenue for the fiscal 2010 first quarter as compared to 36% for the fiscal 2009 first quarter.

General and administrative expenses decreased to $7.8 million in the fiscal 2010 first quarter from $8.9 million in the fiscal 2009 first quarter.  The decrease in general and administrative expenses was primarily due to a decrease in legal fees and professional expenses incurred in connection with the feasibility analysis related to the Company’s business realignment strategy, a reduction in accounting and tax service fees related to ongoing operations and a decrease in consulting and contractor expenses.  General and administrative expenses were 10% of revenue for the fiscal 2010 first quarter as compared to 11% for the fiscal 2009 first quarter.

The Company’s interest income decreased to $0.1 million in the fiscal 2010 first quarter from $0.6 million in the fiscal 2009 first quarter.  The decrease in interest income was primarily due to a decline in interest rates and a reduction in interest bearing investments.  The Company’s interest expense decreased to $2.4 million for the fiscal 2010 first quarter as compared to $4.0 million for the fiscal 2009 first quarter.  This decrease was primarily due to principal payments made to reduce the Company’s outstanding debt.

The Company’s effective tax rate was 22.6% for the fiscal 2010 first quarter, which consisted of a cash tax provision of approximately $2.2 million (9.0%) and a non-cash tax provision of approximately $3.3 million (13.6%).  Included in the effective tax rate for the fiscal 2010 first quarter is approximately $0.4 million (1.6%) of discrete reductions to international tax based accruals.  This compares to a 38.6% effective tax rate for the fiscal 2009 first quarter, which consisted of a cash tax provision of approximately $0.9 million (8.1%) and a non-cash tax provision of approximately $3.6 million (30.5%).  The decrease in the current year effective tax rate is primarily due to the geographic distribution of worldwide earnings.

An important leverage covenant included in our credit facility is adjusted EBITDA.  Adjusted EBITDA for the fiscal 2010 first quarter was $32.7 million as compared to $24.3 million for the fiscal 2009 first quarter.  For the fiscal 2010 first quarter, our trailing 12 month debt to adjusted EBITDA ratio was approximately 0.9.  Adjusted EBITDA for the fiscal 2010 first quarter is calculated by taking net income ($18.8 million) and adding back depreciation and amortization ($1.3 million), amortization of intangible assets and capitalized software development costs ($2.5 million), stock-based compensation ($1.6 million), interest expense ($2.4 million), provision for income taxes ($5.5 million), and other expense net of interest income ($0.6 million).

SkillSoft had approximately $81.2 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of April 30, 2009 as compared to $42.7 million as of January 31, 2009.  This increase is primarily due to cash provided by operations of $65.0 million.  The increase was partially offset by principal payments on long term debt of $18.3 million, payment of $9.4 million to repurchase shares and purchases of property and equipment of $1.0 million.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft’s DSOs were in the targeted range for the fiscal 2010 first quarter.  On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs were 6 days in the fiscal 2010 first quarter as compared to 19 days in the year ago period and 9 days in the fourth quarter of fiscal 2009.  On a gross basis, which considers all items billed as receivables, DSOs were 77 days in the fiscal 2010 first quarter as compared to 109 days in the year ago quarter and 159 days in the fourth quarter of fiscal 2009.  The decrease in gross and net basis DSOs is due to improvements in customer collection efforts.

FISCAL 2010 AND FISCAL 2010 SECOND QUARTER OUTLOOK

As a result  of reported revenues for the fiscal 2009 first quarter, the Company now anticipates annual revenues to be in the range of $300 million to $310 million as compared to the annual revenue range of $300 million to $312 million as set forth in its press release issued on March 16, 2009.  Additionally the Company anticipates that its provision for income taxes is expected to be $18 million to $21 million or approximately 24% to 27% of pre-tax net income as compared to $19 million to $21 million or approximately 25% to 27% of pre-tax net income as set forth in its press release issued on March 16, 2009.  The non-cash tax provision is expected to be $12 million to $14 million or approximately 16% to 18% of pre-tax net income as compared to $13 million to $14 million or 17% to 18% of pre-tax net income as set forth in its press release issued on March 16, 2009.  The revised tax provision outlook is due to the expected geographic distribution of worldwide revenues and earnings.  The Company continues to anticipate its adjusted net income for fiscal 2010 will be between $55.0 million and $58.0 million, or $0.55 to $0.58 per basic and diluted share.  Adjusted net income represents GAAP net income, excluding foreign exchange gains or losses.

For the second quarter of fiscal 2010 ending July 31, 2009, the Company currently anticipates revenue to be in the range of $75.0 to $77.0 million.  The Company also currently anticipates adjusted net income for the fiscal 2010 second quarter to be between $13.0 million and $14.0 million, or $0.13 to $0.14 per basic and diluted share.

The adjusted EBITDA projected range for fiscal 2010 remains unchanged at $100.0 million to $105.0 million as set forth in its press release issued on March 16, 2009.  Adjusted net income and adjusted EBITDA are non-GAAP financial measures within the meaning of applicable SEC regulations.  SkillSoft is presenting these measures for fiscal 2010 because it believes that these measures present investors and debt holders with meaningful information about the Company’s historical and projected operating performance for fiscal 2010.

The earnings outlook for the second quarter of fiscal 2010 and the annual fiscal 2010 results also does not take into account the potential positive or negative impact from changes in currency exchange rates after April 30, 2009, the potential negative impact of the resolution of litigation matters, potential restructuring charges or the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from a future acquisition transaction.  The outlook also does not take into account the effect of a public offering or other financing arrangement, our share buyback program or debt restructuring that could impact interest income/expenses and/or outstanding shares and thereby the Company’s EPS outlook.

Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of our earnings call.

Conference Call

In conjunction with the release, management will conduct a conference call on Friday, May 22, 2009 at 8:30 a.m. EDT to discuss the Company’s fiscal 2010 first quarter financial and operating results and financial outlook.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, dial (800) 322-9079.  The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 p.m. EDT on May 22, 2009 until 11:59 p.m. EDT on May 29, 2009.  The replay number is (800) 642-1687, passcode: 10469887.  A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.

About SkillSoft

SkillSoft PLC (NASDAQ: SKIL) is a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e- learning content, online information resources, flexible learning technologies and support services.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft’s Books24x7(R) product offering includes access to more than 18,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) and virtual classroom.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements.  Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Risk Factors" in SkillSoft's Quarterly Report on Form 10-K for the fiscal year ended January 31, 2009 as filed with the Securities and Exchange Commission.  The forward-looking statements provided by the Company in this press release represent the Company's views as of May 22, 2009.  The Company anticipates that subsequent events and developments may cause the Company's views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, In thousands except share and per share data)

	Three Months Ended
	April 30,
	2009	2008

Revenues	$76,439	$81,643
Cost of revenues (1)	7,473	8,808
Cost of revenues - amortization of intangible assets	32	1,740

Gross profit	68,934	71,095

Operating expenses:
Research and development (1)	8,998	13,480
Selling and marketing (1)	22,411	29,700
General and administrative (1)	7,757	8,892
Amortization of intangible assets	2,455	2,997
Merger and integration related expenses	-	520
Restructuring	52	-
Restatement - SEC investigation	-	62

Total operating expenses	41,673	55,651

Other expense, net	(618)	(403)
Interest income	70	617
Interest expense	(2,445)	(3,986)

Income before provision for income taxes from continuing operations	24,268	11,672

Provision for income taxes - cash	2,201	941
Provision for income taxes - non-cash	3,288	3,565

Income from continuing operations	18,779	7,166

Loss from discontinued operations net of income tax benefit of $61
for the three months ended April 30, 2008	-	(93)

Net income	$18,779	$7,073

Net income, per share, basic - continuing operations	$0.19	$0.07
Net income, per share, basic - discontinued operations	$-	$(0.00)
	$0.19	$0.07

Basic weighted average common shares outstanding	97,740,295	105,290,444

Net income, per share, diluted - continuing operations	$0.19	$0.07
Net income, per share, diluted - discontinued operations	$-	$(0.00)
	$0.19	$0.06

Diluted weighted average common shares outstanding	99,095,854	109,937,385

(1)	The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$21	$44
Research and development	269	237
Selling and marketing	635	578
General and administrative	696	745
	$1,621	$1,604

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited)

	April 30, 2009	January 31, 2009
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$77,388	$38,952
Restricted cash	3,828	3,790
Accounts receivable, net	66,147	146,362
Deferred tax assets	27,076	26,444
Prepaid expenses and other current assets	17,387	18,286

Total current assets	191,826	233,834

Property and equipment, net	7,316	7,661
Goodwill	238,550	238,550
Acquired intangible assets, net	10,986	13,472
Deferred tax assets	70,457	78,223
Other assets	6,825	3,360

Total assets	$525,960	$575,100

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$1,070	$1,253
Accounts payable	2,190	5,648
Accrued expenses	24,415	37,273
Deferred revenue	173,958	201,518

Total current liabilities	201,633	245,692

Long term debt	104,021	122,131
Other long term liabilities	3,515	3,221
Total long-term liabilities	107,536	125,352

Total stockholders' equity	216,791	204,056

Total liabilities and stockholders' equity	$525,960	$575,100

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Quarter Ended
	April 30,
	2009	2008

Cash flows from operating activities:

Net income	$18,779	$7,073
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	1,621	1,604
Depreciation and amortization	1,283	1,476
Amortization of intangible assets	2,487	4,737
Recovery of bad debts	(37)	(123)
Provision for income taxes - non-cash	3,288	3,565
Non-cash interest expense	297	284
Tax benefit related to exercise of non-qualified stock options	(5)	(173)
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	81,169	71,508
Prepaid expenses and other current assets	985	2,913
Accounts payable	(3,429)	497
Accrued expenses (including long-term)	(12,271)	(12,806)
Deferred revenue	(29,183)	(33,902)

Net cash provided by operating activities	64,984	46,653

Cash flows from investing activities:

Purchases of property and equipment	(986)	(1,258)
Cash paid for business acquisitions	-	(250)
Purchases of investments	(600)	(9,750)
Maturity of investments	1,100	9,425
Increase in restricted cash	(38)	(65)

Net cash used in investing activities	(524)	(1,898)

Cash flows from financing activities:

Exercise of stock options	269	4,213
Proceeds from employee stock purchase plan	1,164	2,012
Principal payment on long term debt	(18,293)	(24,500)
Tax benefit related to exercise of non-qualified stock options	5	173
Acquisition of treasury stock	(9,399)	(12,153)

Net cash used in financing activities	(26,254)	(30,255)

Effect of exchange rate changes on cash and cash equivalents	730	323

Net increase in cash and cash equivalents	38,936	14,823
Cash and cash equivalents, beginning of period	37,853	76,059

Cash and cash equivalents, end of period	$76,789	$90,882